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                                                                   EXHIBIT 23(1)

                         INDEPENDENT AUDITOR'S CONSENT

   We consent to the inclusion in the Registration Statement on Form S-4 of Heuristic Development Group Inc. (a development stage company) of our report dated February 5, 1999, relating to our audit of the balance sheet of Heuristic Development Group Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998 and for the period from July 20, 1994 (inception) through December 31, 1998.

   We also consent to the reference to our firm under the caption Experts.

/s/ Richard A. Eisner & Company, LLP

New York, New York

September 29, 1999